Exhibit 10.2

FIRST AMENDMENT TO THE
SEAGATE US LLC
REDUCTION IN FORCE SEPARATION PAY PLAN

(As Amended and Restated Effective January 1, 2014)

WHEREAS, Seagate US LLC (the “Company”) maintains the Seagate US LLC Reduction in Force Separation Pay Plan (As Amended and Restated Effective January 2, 2014) (the “Plan”); and

WHEREAS, amendment of the Plan now is considered desirable to (1) add an Appendix to the Plan containing participating employers; (2) add EVault, Inc., Seagate Systems (US) Inc., and LaCie Ltd as participating employers to the Plan; and (3) permit the Seagate Benefits Administrative Committee (the “Committee”) to update such Appendix from time to time without amending the Plan after the Company approves new participating employers;

NOW, THEREFORE, by virtue and in exercise of the power delegated to the Committee by the Board of Directors of the Company under Section 10 of the Plan, the Plan hereby is amended in the following particulars:

1.     Effective February 15, 2015, by substituting the following for the first paragraph in Section l of the Plan:

“The Seagate US LLC Reduction in Force Separation Pay Plan (the ‘Plan’) provides severance benefits, in the event of involuntary termination due to a reduction in force or restructuring of internal operations, to eligible full-time or part-time regular employees of Seagate US LLC (‘Seagate’) and any member of Seagate’s controlled group that adopts the Plan with Seagate’s consent (‘Participating Employer’). The Plan supersedes any prior plan, policy or practice involving the payment of benefits. While the Plan is in effect, any severance benefits provided to a Participant (as defined below) must be paid pursuant to the Plan or pursuant to another express written agreement between Seagate (or the applicable Participating Employer) and the Participant signed by such employee and a duly authorized officer of Seagate (or the Participating Employer). Except with respect to Section 7 of the Plan, the term ‘Company’ hereinafter includes Seagate and the Participating Employers listed in Appendix A attached hereto.”

2.     Effective February 15, 2015, by adding the following new sentence at the end of Section 7:

“Notwithstanding the foregoing, each Participating Employer reserves the right to discontinue participating in the Plan at any time by action of the Plan Administrator, with or without prior notice to employees of the Participating Employer who may in the future become eligible to participate in or eligible for benefits payable under the Plan.”

3.     Effective February 15, 2015, by adding the following new Appendix A to the Plan at the end:

“APPENDIX A

PARTICIPATING EMPLOYERS

EVault, Inc.

Seagate Systems (US) Inc.

LaCie Ltd”

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IN WITNESS WHEREOF, the Seagate Benefits Administrative Committee has caused this amendment to be executed by its duly authorized representative this 10 day of December, 2014.

SEAGATE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ John W. Cleveland
John W. Cleveland
Administrative Committee Representative